Exhibit 5.1

[O’Melveny & Myers LLP Letterhead]

December 3, 2009

Cell Therapeutics, Inc.

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

Re:	Registration of Securities of Cell Therapeutics, Inc.

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 (the “Registration Statement”) of Cell Therapeutics, Inc., a Washington corporation (the “Company”), and the related base prospectus which forms a part of and is included in the Registration Statement filed with the Securities and Exchange Commission (the “Commission”) on December 3, 2009 under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration under the Securities Act of an aggregate of 5,607,468 shares of the Company’s common stock, no par value per share (the “Shares”) issued by the Company pursuant to that certain Second Amendment to Acquisition Agreement, dated as of August 6, 2009, among the Company and each of Tom Hornaday and Lon Smith in their capacities as Stockholder Representatives, a copy of which has been filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on August 7, 2009.

The Shares are to be resold from time to time pursuant to the Registration Statement.

We are of the opinion that the Shares are validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement.

Respectfully submitted,

/s/ O’Melveny & Myers LLP